UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 18, 2005
Reading International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	1-8625 (Commission File Number)	95-3885184 (IRS Employer Identification No.)

500 Citadel Drive, Suite 300, Commerce, California (Address of Principal Executive Offices)	90040 (Zip Code)
Registrant’s telephone number, including area code (213) 235-2240
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 18, 2005, the independent directors of the Company, acting on the recommendation of the Company’s Compensation Committee, likewise composed entirely of independent directors, adopted the following compensation plan for the Company’s Chief Executive Officer, Mr. James J. Cotter with respect to fiscal years 2005 and 2006:
1.	A two year arrangement covering calendar years 2005 and 2006;

2.	A base annual salary in each year of $500,000;

3.	A bonus scheme that would provide a base cash bonus of $250,000 per annum, subject to the satisfaction of certain goals, such bonus to be adjusted upwards or downwards depending on the extent to which such goals are satisfied or exceeded. The goals for 2005 were recommended by the Compensation Committee and approved by the Board of Directors, and consist of a number of components including components tied to (i) the opening of our Newmarket Development in Queensland, Australia, (ii) the achievement of certain improved domestic EBITDA levels, (iii) the granting of certain land use approvals for our Burwood Development, in Victoria, Australia, and (iv) the acquisition or opening of additional screens in New Zealand. Goals for 2006 are to be developed and recommended by the Compensation Committee and approved by the Board of Directors in the December 2005 to January 2006 time frame;

4.	A $250,000 restricted stock grant per annum. The number of shares to be issued with respect to the 2005 grant is to be determined by reference to the closing price of our Class A Common Stock on December 31, 2005. The number of shares to be issued with respect to the 2006 grant is to be determined by reference to the closing price of our Class A Common Stock on December 31, 2006. The precise nature of the restrictions is still under consideration by the Compensation Committee.
     The above compensation program relates only to 2005 and 2006. The Compensation Committee has advised the Board of Directors that, after consultation with Towers Perrin, the Compensation Committee is of the view that Mr. Cotter has been under-compensated for his services to the Company over the past several years, and that a one-time catch-up bonus should be considered. The scope and design of that one-time catch up bonus is now under consideration by the Compensation Committee and the Board of Directors. As previously disclosed in our 2005 proxy materials, the Compensation Committee has recommended a special one-time bonus of $1.1 million for Mr. Cotter and that Mr. Cotter has agreed to negotiate with the Company to take, at his option, a grant of restricted stock to the value of $1.1 million.
     As the Company’s shares are listed on the American Stock Exchange, the Company is subject to AMEX Rule 711, which requires shareholder approval of “equity compensation arrangements.” Accordingly, the $250,000 per annum restricted stock grant is subject to the approval of the Company’s stockholders, which approval will be sought at the Company’s Annual Meeting of Shareholders held in 2006. Since

Mr. Cotter votes an absolute majority of the Company’s Class B Voting Common Stock and has advised the Board of Directors that he will vote in favor of the restricted stock grants, the Company currently expects that the $250,000 per annum grant of restricted stock will be approved by the Company’s shareholders as required by AMEX Rule 711.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

READING INTERNATIONAL, INC.
Date: August 23, 2005	By:	/s/ Andrzej Matyczynski
	Name:	Andrzej Matyczynski
	Title:	Chief Financial Officer